Exhibit 24

POWER OF ATTORNEY
(Form S-4 Acquisition Shelf)

               KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David J. Lubben and William W. McGuire, M.D., his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to execute a Registration Statement on Form S–4 to be filed under the Securities Act of 1933, as amended, for the registration of the common stock referred to therein in connection with possible future acquisitions as described therein, and any and all pre- and post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Dated: May 7, 2003

/s/ William W. McGuire William W. McGuire, M.D.	Chairman and Chief Executive Officer (principal executive officer)

/s/ Patrick J. Erlandson Patrick J. Erlandson	Chief Financial Officer (principal financial officer and accounting officer)

/s/ William C. Ballard, Jr. William C. Ballard, Jr.	Director

/s/ Richard T. Burke Richard T. Burke	Director

/s/ Stephen J. Hemsley Stephen J. Hemsley	Director

/s/ James A. Johnson James A. Johnson	Director

Thomas H. Kean	Director

/s/ Douglas W. Leatherdale Douglas W. Leatherdale	Director

/s/ Mary O. Mundinger Mary O. Mundinger	Director

/s/ Robert L. Ryan Robert L. Ryan	Director

/s/ Donna E. Shalala Donna E. Shalala	Director

/s/ William G. Spears William G. Spears	Director

/s/ Gail R. Wilensky Gail R. Wilensky	Director